Exhibit 99.1

CDW Corporation Announces Redemption of Senior Notes due 2022

VERNON HILLS, III., March 02, 2017 (GLOBE NEWSWIRE) — CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced that its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (together, the “Issuers”), have delivered a Notice of Redemption (the “Notice”) to holders of their outstanding 6.0% Senior Notes due 2022 (the “Notes”). The Notice called for the redemption of all the currently outstanding $600 million aggregate principal amount of Notes. The redemption price of the Notes is 100% of the principal amount redeemed plus the Applicable Premium (as defined in the indenture governing the Notes) as of the redemption date, which amount is equal to $1,061.82 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the redemption date, in accordance with the provisions of the indenture governing the Notes. The redemption date will be April 3, 2017.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom. A Fortune 500 company with multinational capabilities, CDW was founded in 1984 and employs approximately 8,500 coworkers. For the year ended December 31, 2016, the company generated net sales of $14 billion. For more information about CDW, please visit www.CDW.com.

CDWPR-FI

Contact:

Investor Inquiries

Sari L. Macrie, CFA

Vice President, Investor Relations

847-968-0238

investorrelations@cdw.com

or

Media Inquiries

Mary Viola

Vice President, Corporate Communications

847-968-0743

mediarelations@cdw.com